Exhibit 99.1

Fibrocell Reports Third Quarter 2016 Financial Results and Recent Operational Highlights

- Company to Host Conference Call and Webcast Today at 8:30 a.m. EDT -

EXTON, PA - November 3, 2016 - Fibrocell Science, Inc. (NASDAQ: FCSC) today reported financial results for the third quarter ended September 30, 2016 and recent operational highlights. Fibrocell will host a conference call and webcast today at 8:30 a.m. EDT.

“Fibrocell is focused on advancing our innovative gene therapy candidates that use genetically-modified autologous fibroblast cells to target the underlying cause of debilitating skin and connective tissue diseases and have the potential to offer hope and relief to patients,” said David Pernock, Chairman and Chief Executive Officer of Fibrocell. “We are pleased with the progress of the Phase I/II clinical trial of FCX-007 for the treatment of Recessive Dystrophic Epidermolysis Bullosa (RDEB), and continue to expect to dose the first subject in the Phase I portion of the trial at the end of 2016. Furthermore, development of FCX-013-our product candidate for the treatment of linear scleroderma-will be proceeding into a pre-clinical dose-ranging study this month, with a toxicology/biodistribution study to follow.”

Recent Operational Highlights

FCX-007

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During the third quarter, Fibrocell completed enrollment of three adult subjects in the NC1+ cohort of the Phase I portion of its Phase I/II clinical trial of FCX-007 for the treatment of RDEB. One adult subject is enrolled in the NC1- cohort and two more subjects are required to complete enrollment in this cohort. The primary objective of this open-label clinical trial is to evaluate the safety of FCX-007 in RDEB subjects. Additionally, the trial will assess the mechanism of action of FCX-007 through the evaluation of type VII collagen expression and the presence of anchoring fibrils, as well as the efficacy of FCX-007 through evidence of wound healing.

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The manufacture of FCX-007 for all four enrolled patients in the Phase I portion of the trial is underway and the Company expects to dose the first subject at the end of 2016. Additional adult subjects will be dosed after a required 90-day waiting period is complete to ensure there are no safety concerns for the first dose of the new gene-therapy product. Three-month post-treatment data for safety, mechanism of action and efficacy for the adult subjects in the Phase I portion of this trial are expected in the third quarter of 2017.

FCX-013

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In November, Fibrocell plans to initiate a pre-clinical dose-ranging study for FCX-013, its product candidate for the treatment of linear scleroderma. The Company plans to follow this study with a toxicology/biodistribution study, and expects to submit an Investigational New Drug (IND) application to the FDA in the fourth quarter of 2017. Linear scleroderma is a form of localized scleroderma, a chronic autoimmune disease characterized by thickening of the skin and connective tissue that can be debilitating and painful.

Corporate

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In September, Fibrocell completed a private placement in which the Company sold convertible promissory notes having an aggregate principal amount of $18.1 million and warrants to purchase an aggregate of 18.1 million shares of the Company’s common stock. Fibrocell intends to use the

$17.9 million of net proceeds from the financing for the continued pre-clinical and clinical development of its product candidates and for other general corporate purposes.

Financial Results for the Nine Months Ended September 30, 2016 and 2015

For the nine months ended September 30, 2016, Fibrocell reported a diluted net loss of $0.31 per share, compared to a diluted net loss of $0.44 per share for the same period in 2015.

The 2016 period included $10.5 million in non-cash warrant revaluation income, as compared to $4.2 million for the same period in 2015.

Research and development expense decreased to $9.4 million for the nine months ended September 30, 2016, as compared to $11.9 million for the same period in 2015. The decrease was due to reduced research and development expenses as a result of completion of pre-clinical development activities related to FCX-007 and due to lower costs in the 2016 period related to the development of azficel-T for vocal cord scarring.

Selling, general and administrative expense decreased to $8.0 million for the nine months ended September 30, 2016, as compared to $9.0 million for the same period in 2015. The decrease was primarily due to reduced professional fees.

As of September 30, 2016, the Company had cash and cash equivalents of $21.3 million and working capital of $19.2 million. Fibrocell used $25.6 million in cash for operations during the nine months ended September 30, 2016, as compared to $16.5 million used for the same period in 2015. This increase is primarily due to the $10.0 million up-front technology access fee payment in January 2016 in connection with the 2015 Exclusive Channel Collaboration, offset by the decrease in spending for the development of FCX-007.

The Company believes that its cash and cash equivalents at September 30, 2016 will be sufficient to fund operations into the fourth quarter of 2017.

Conference Call and Webcast

To participate on the live call, please dial 888-455-2311 (domestic) or +1-719-325-2206 (international), and provide the conference code 3958202 five to ten minutes before the start of the call. The conference call will also be webcast live under the investor relations section of Fibrocell's website at www.fibrocell.com/investors/events and will be archived there for 30 days following the call. Please visit Fibrocell's website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Fibrocell

Fibrocell is an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs for diseases affecting the skin and connective tissue. Fibrocell’s most advanced product candidate, FCX-007, has begun a Phase I/II trial for the treatment of recessive dystrophic epidermolysis bullosa (RDEB). Fibrocell is in pre-clinical development of FCX-013, its product candidate for the treatment of linear scleroderma. In addition, Fibrocell has a third program in the research phase for the treatment of arthritis and related conditions. Fibrocell’s gene-therapy portfolio is being developed in collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology. For more information, visit www.fibrocell.com or follow us on Twitter at @Fibrocell.

Trademarks
Fibrocell, the Fibrocell logo and Fibrocell Science are trademarks of Fibrocell Science, Inc. and/or its affiliates. All other names may be trademarks of their respective owners.

Forward-Looking Statements

This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: Fibrocell’s expectations regarding the timing of the completion of adult subject enrollment, dosing and reporting of results for the Phase I portion of its Phase I/II clinical trial of FCX-007; the expected initiation of a dose-ranging study for FCX-013 in November 2016 and a toxicology/biodistribution study and submission of an IND for FCX-013 in 2017; the potential advantages of Fibrocell’s product candidates; the sufficiency of the Company’s cash and cash equivalents to fund operations into the fourth quarter of 2017 and other statements regarding Fibrocell’s future operations, financial performance and financial position, prospects, strategies, objectives and other future events.

Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others: uncertainties and delays relating to the initiation, enrollment and completion of pre-clinical and clinical trials; whether pre-clinical and clinical trial results will validate and support the safety and efficacy of Fibrocell’s product candidates; unanticipated or excess costs relating to the development of Fibrocell’s gene-therapy product candidates and wind-down of azficel-T (including LAVIV) operations; Fibrocell’s ability to regain compliance with The NASDAQ Capital Market’s continued listing requirements; Fibrocell’s ability to obtain additional capital to continue to fund operations; Fibrocell’s ability to maintain its collaboration with Intrexon Corporation; and the risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in Fibrocell’s most recent Form 10-K filing and Form 10-Q filings. As a result, you are cautioned not to place undue reliance on any forward-looking statements. While Fibrocell may update certain forward-looking statements from time to time, Fibrocell specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise.

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Investor Relations Contact:
Annie Cheng
Clermont Partners
646.362.8804
acheng@clermontpartners.com

Media Relations Contact:
Karen Casey
484.713.6133
kcasey@fibrocell.com

Fibrocell Science, Inc.
Selected Financial Information
($ in thousands, except per share and share data)
(unaudited)

Condensed Consolidated Statements of Operations	Three months ended		Nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Revenue from product sales	$215	$49	$300	$217
Collaboration revenue	—	30	18	193
Total revenue	215	79	318	410
Cost of product sales	287	62	696	283
Cost of collaboration revenue	—	142	1	230
Total cost of revenue	287	204	697	513
Gross loss	(72)	(125)	(379)	(103)
Research and development expense	1,645	2,394	6,599	7,208
Research and development expense - related party	534	1,827	2,783	4,694
Selling, general and administrative expense	2,723	2,477	8,003	9,041
Intangible asset impairment expense	—	—	3,905	—
Restructuring costs	43	—	335	—
Operating loss	(5,017)	(6,823)	(22,004)	(21,046)
Other income (expense):
Warrant revaluation income	3,007	5,301	10,518	4,240
Derivative revaluation expense	(251)	—	(251)	—
Interest expense	(46)	—	(46)	—
Other income (expense), net	8	1	(15)	4
Loss before income taxes	(2,299)	(1,521)	(11,798)	(16,802)
Income tax benefit	—	—	—	—
Net loss	$(2,299)	$(1,521)	$(11,798)	$(16,802)

Per Share Information:
Net loss:
Basic	$(0.05)	$(0.04)	$(0.27)	$(0.40)
Diluted	$(0.05)	$(0.07)	$(0.31)	$(0.44)
Weighted average number of common shares outstanding
Basic	43,898,785	43,021,121	43,898,785	41,598,632
Diluted	43,898,785	43,712,918	43,922,808	41,829,231

	September 30, 2016	December 31, 2015
Condensed Consolidated Balance Sheet Data
Cash and cash equivalents	$21,283	$29,268
Working capital	19,194	15,629
Total assets	23,213	36,712
Warrant liability, current and long term	7,400	8,275
Total liabilities	12,175	22,509
Total stockholders' equity	11,038	14,203